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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 33-58146 and No. 33-58148) of The Warnaco Group, Inc. of our report dated June 26, 1997 appearing on page 1 of the Annual Report of The Warnaco Group, Inc. Employee Savings Plan on Form 11-K.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
New York, New York
June 26, 1997